PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)          REGISTRATION NO. 333-33362




                        [SEMICONDUCTOR HOLDRS (SM) LOGO]




                        1,000,000,000 Depositary Receipts
                         Semiconductor HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Semiconductor HOLDRS (SM) Trust.

     The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:



                                                                            Share        Primary
             Name of Company                                 Ticker        Amounts    Trading Market
---------------------------------------------------         --------     ----------  ----------------

  Advanced Micro Devices. Inc.                                AMD             4            NYSE
  Altera Corporation                                          ALTR            6           NASDAQ
  Amkor Technology, Inc.                                      AMKR            2           NASDAQ
  Analog Devices, Inc.                                        ADI             6            NYSE
  Applied Materials, Inc.                                     AMAT           26           NASDAQ
  Atmel Corporation                                           ATML            8           NASDAQ
  Broadcom Corporation                                        BRCM            2           NASDAQ
  Intel Corporation                                           INTC           30           NASDAQ
  KLA-Tencor Corporation                                      KLAC            3           NASDAQ
  Linear Technology Corporation                               LLTC            5           NASDAQ
  LSI Logic Corporation                                       LSI             5            NYSE
  Maxim Integrated Products, Inc.                             MXIM            5           NASDAQ
  Micron Technology, Inc.                                      MU             9            NYSE
  National Semiconductor Corporation                          NSM             3            NYSE
  Novellus Systems, Inc.                                      NVLS            2           NASDAQ
  SanDisk Corporation(1)                                      SNDK            2           NASDAQ
  Teradyne, Inc.                                              TER             3            NYSE
  Texas Instruments, Inc.                                     TXN            22            NYSE
  Vitesse Semiconductor Corporation                           VTSS            3           NASDAQ
  Xilinx, Inc.                                                XLNX            5           NASDAQ

-------------------------

(1) SanDisk Corporation announced a 2-for-1 stock split on its common stock payable to shareholders of record as of February 3, 2004. Effective February 24, 2004 the share amount of SanDisk Corporation represented by a round lot of 100 Semiconductor HOLDRS was 2.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2004.